Exhibit 99.1

SciClone Announces Completion of Reincorporation and Termination of Rights Agreement

    SAN MATEO, Calif.--(BUSINESS WIRE)--July 28, 2003--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) today announced that it has completed its previously announced reincorporation from the State of California to the State of Delaware. In connection with the reincorporation, SciClone terminated its shareholder rights agreement.
    As previously announced, SciClone's shareholders voted to approve the reincorporation at the Annual Meeting of Shareholders held on June
25. SciClone's Board of Directors had advised the shareholders that it had resolved to terminate its rights agreement if the reincorporation to Delaware was approved and effected.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. Its lead product ZADAXIN is in several late-stage clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a recently completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, and two phase 2 liver cancer trials in the U.S. In addition to ZADAXIN, SciClone's drug development opportunities include SCV-07, a potentially orally available therapy to treat viral and infectious diseases, and products to address the protein-based disorder that causes cystic fibrosis. Additional information is available at www.sciclone.com.

    CONTACT: SciClone Pharmaceuticals, Inc.
             Richard A. Waldron, 650-358-3437 (CFO)